Exhibit 99.1

Armstrong World Industries Reports First Quarter 2009 Results
LANCASTER, Pa., April 30 /PRNewswire-FirstCall/ — Armstrong World Industries, Inc. (NYSE: AWI) today reported first quarter 2009 net sales of $668.3 million, down 19 percent, from $828.2 million in the same period for 2008. Excluding a $42.3 million, or 4 percent, impact of foreign exchange rates, sales decreased 15 percent. Reported operating income from continuing operations of $1.1 million compared to operating income of $38.5 million in the first quarter of 2008. Adjusted operating income from continuing operations of $3.2 million decreased 93 percent compared to $43.8 million on the same basis. Earnings are usually lowest in the first and fourth quarters because of seasonal impacts.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $2.1 million in the first quarter of 2009 and by $5.3 million in the first quarter of 2008.
Reported loss from continuing operations was $11.2 million, or $(0.20) per diluted share, including income tax expense, primarily non-cash, of $8.8 million. This compared to income of $15.1 million, or $0.26 per diluted share, in the first quarter of 2008. Adjusted loss from continuing operations was $(0.2) million, or $0.00 per diluted share, compared to $22.9 million, or $0.41 per diluted share, on the same basis as 2008.
First quarter adjusted operating income decreased significantly year-over-year due to double-digit volume declines across most businesses and geographies. Volume in global commercial markets dropped at an accelerated pace over the quarter, and U.S. residential market continued to fall. The impact of 19 percent lower volume was only partially offset by SG&A expense reductions of 14 percent.

1st Quarter Segment Highlights
Resilient Flooring net sales were $241.2 million in the first quarter of 2009 compared to $292.7 million in the same period of 2008. Excluding the impact of foreign exchange rates, net sales declined about 12 percent. Lower volumes in all markets accounted for the decline. Reported operating loss was $12.9 million compared to a loss of $7.2 million in the first quarter of 2008. Adjusted operating loss of $10.8 million deteriorated from a reported $7.2 million loss calculated on the same basis in the prior year. The impact of lower volume was only partially offset by reduced manufacturing and SG&A expenses. There were no adjustments to operating income in 2008.
Wood Flooring net sales of $121.8 million in the first quarter of 2009 declined 24 percent from $160.3 million in the prior year’s quarter due to continued declines in residential housing markets. Reported operating loss was $7.8 million in the first quarter compared to income of $2.5 million reported in 2008. Reduced raw material and SG&A costs partially offset lower sales.
Building Products net sales of $266.9 million in the first quarter of 2009 decreased from $331.1 million in the prior year’s quarter. Excluding the effects of foreign exchange rates of $24 million, sales decreased by 13 percent. Global volume declines more than offset improved price realization and product mix. Reported operating income decreased to $31.8 million from $55.0 million in the first quarter of 2008. Sales volume declines, lower income from WAVE and input cost inflation offset the benefits of price realization and lower SG&A costs.
Cabinets 2009 first quarter net sales of $38.4 million were 13 percent below sales of $44.1 million in 2008 due to lower volume. Volume declines resulted from lower U.S. housing market demand. Reported operating loss for the first quarter of $4.5 million was worse than the prior year’s $3.7 million loss, primarily due to the decline in sales, partially offset by lower manufacturing costs.
Unallocated corporate expense of $5.5 million in the first quarter of 2009 compared to expense of $8.1 million in the first quarter of 2008.

Reported expense of $5.5 million compared to adjusted expense of $2.8 million on the same basis in the prior year. 2009 included $3.4 million of employee separation costs.
Free cash flow was a use of $45 million in the first quarter of 2009 compared to a use of $93 million in 2008. The impact of lower earnings was offset by reductions in working capital.
Outlook
Global macroeconomic forecasts indicate a very difficult outlook for all key markets in 2009. There have been unprecedented declines in Building Products’ North American commercial markets. These are expected to approach 20 percent in the year 2009. Declines in European markets are anticipated to be at least 25 percent. North American commercial floor markets are expected to decline 15 percent to 20 percent. Declines in North American residential floor markets are estimated to be at least 20 percent, with an anticipated decline in U.S. housing starts in excess of 40% and mid-double-digit declines in renovation.
Our markets remain highly volatile and hard to predict. Based on the above assumptions and expected benefits from on-going cost reduction efforts, management reaffirmed the 2009 estimate for sales to decline at least 15 percent and adjusted operating income to be less than half of the $253 million earned in 2008. 2009 cash taxes are estimated to be less than $5 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. The outlook for free cash flow has improved due to lower working capital needs, and is now anticipated to be 15 percent to 25 percent below 2008.
Earnings Conference Call
Management will conduct a discussion for shareholders during a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through May 14, 2009.

Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.
About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 37 plants in 10 countries and has approximately 11,700 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008
Net sales	$668.3	$828.2
Cost of goods sold	536.9	642.3
Selling, general and administrative expenses	137.2	159.8
Restructuring charges, net	—	0.8
Equity (earnings) from joint ventures	(6.9)	(13.2)

Operating income	1.1	38.5

Interest expense	4.5	8.4
Other non-operating expense	0.1	0.3
Other non-operating (income)	(1.1)	(4.3)

(Loss) earnings from continuing operations before income taxes	(2.4)	34.1
Income tax expense	8.8	19.0

(Loss) earnings from continuing operations	(11.2)	15.1
Gain from discontinued operations, net of tax of $0.0 and $0.4	—	0.1

Net (loss) earnings	$(11.2)	$15.2

(Loss) earnings per share of common stock, continuing operations:
Basic	$(0.20)	$0.27
Diluted	$(0.20)	$0.26

Earnings per share of common stock, discontinued operations:
Basic	$—	$0.00
Diluted	$—	$0.00

Net (loss) earnings per share of common stock:
Basic	$(0.20)	$0.27
Diluted	$(0.20)	$0.27

Average number of common shares outstanding:
Basic	56.4	56.3
Diluted	56.6	57.0

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008
Net sales:
Resilient Flooring	$241.2	$292.7
Wood Flooring	121.8	160.3
Building Products	266.9	331.1
Cabinets	38.4	44.1

Total Net Sales	$668.3	$828.2

Operating income (loss):
Resilient Flooring	$(12.9)	$(7.2)
Wood Flooring	(7.8)	2.5
Building Products	31.8	55.0
Cabinets	(4.5)	(3.7)
Unallocated Corporate	(5.5)	(8.1)

Total Operating Income	$1.1	$38.5

Selected Balance Sheet Information
(amounts in millions)
(unaudited)

	March 31,	December 31,
	2009	2008
Assets:
Current assets	$1,214.3	$1,261.5
Property, plant and equipment, net	927.2	954.2
Other noncurrent assets	1,127.4	1,136.1

Total assets	$3,268.9	$3,351.8

Liabilities and equity:
Current liabilities	$371.8	$385.4
Other noncurrent liabilities	1,178.3	1,215.1
Equity	1,718.8	1,751.3

Total liabilities and equity	$3,268.9	$3,351.8

Selected Cash Flow Information
(amounts in millions)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008
Net (loss) earnings	$(11.2)	$15.2
Other adjustments to reconcile net (loss) earnings to net cash used for operating activities	18.8	27.4
Changes in operating assets and liabilities, net	(48.2)	(124.7)

Net cash used for operating activities	(40.6)	(82.1)
Net cash provided by (used for) investing activities	3.4	(14.1)
Net cash used for financing activities	(2.4)	(261.2)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	3.1

Net decrease in cash and cash equivalents	(45.3)	(354.3)
Cash and cash equivalents, beginning of period	355.0	514.3

Cash and cash equivalents, end of period	$309.7	$160.0

Reconciliation to GAAP (unaudited)

CONSOLIDATED

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(amounts in millions)	2009	2008
Operating Income (Loss), Adjusted	$3.2	$43.8

Cost reduction initiatives expenses	2.1	5.4
Chapter 11 related post-emergence income	—	(1.3)
Review of strategic alternatives	—	1.2

Operating Income (Loss), Reported	$1.1	$38.5

RESILIENT FLOORING

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(amounts in millions)	2009	2008
Operating Income (Loss), Adjusted	$(10.8)	$(7.2)

Cost reduction initiatives expenses	2.1	—

Operating Income (Loss), Reported	$(12.9)	$(7.2)

UNALLOCATED CORPORATE EXPENSE

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(amounts in millions)	2009	2008
Operating Income (Loss), Adjusted	$(5.5)	$(2.8)

Cost reduction initiatives expenses	—	5.4
Chapter 11 related post-emergence income	—	(1.3)
Review of strategic alternatives	—	1.2

Operating Income (Loss), Reported	$(5.5)	$(8.1)

	Three Months		Three Months
	Ended		Ended
	March 31, 2009		March, 31, 2008
		Per		Per
CONSOLIDATED	Total	Share	Total	Share
Operating Income, Adjusted	$3.2		$43.8

Other Income / Expense	(3.5)		(4.4)

(Loss) Earnings Before Taxes, Adjusted	(0.3)		39.4

Adjusted Tax Benefit (Expense) @ 42%	0.1		(16.5)

Net (Loss) Income, Adjusted	$(0.2)	$(0.00)	$22.9	$0.41

Adjustment Items	(2.1)		(5.3)
Reversal of Adjusted Tax @ 42%	(0.1)		16.5
Ordinary Tax	(1.1)		(12.5)
IRS Audit	(1.3)		(1.7)
Unbenefitted Foreign Losses	(6.4)		(4.8)

(Loss) Earnings from continuing operations, Reported	$(11.2)	$(0.20)	$15.1	$0.27

Note: No adjustments necessary for Wood Flooring, Building Products, or Cabinets.

CASH FLOW

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(millions)	2009	2008
Free Cash Flow
Net Cash From Operations	$(40)	$(82)

Plus / (minus): Net Cash from Investing	3	(14)
Add back / (subtract):
Emergence related payments	—	3
Divestiture	—	—
Acquisitions	(8)	—

Free Cash Flow	$(45)	$(93)

CONTACT: Beth Riley, of Armstrong World Industries, Inc., Investors: +1-717-396-6354, or News media: +1-866-321-6677, bariley@armstrong.com